EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-4 333-112957) and related Prospectus of Wireless Facilities, Inc., to be filed on or about March 19, 2004 and to the incorporation by reference therein of our report dated October 15, 2003, with respect to the consolidated financial statements of High Technology Solutions, Inc. for the year ended August 29, 2003 included in a Current Report (Form 8-K/A) of Wireless Facilities, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

March 16, 2004